Sonic Jet Performance, Inc.
                               15662 Commerce Lane
                           Huntington Beach, CA. 92649
                                 (714) 895-0944





James Q. Chau
Encore Capital Management, LLC
12007 Sunrise Valley Dr., Suite 460
Reston, VA.  20191

Dear. Mr. Chau

         This letter memorializes the agreement between Sonic Jet Performance, Inc. ("SJP" or the "Company") on the one hand, and Encore Capital Management, LLC ("Encore Capital"), JNC Opportunity Fund, Ltd. (the "Opportunity Fund") and JNC Strategic Fund, Ltd. (the "Strategic Fund", and together with "Encore Capital" and the "Opportunity Fund", "Encore") on the other hand, with respect to a Letter Agreement entered into between SJP and Encore on June 19, 2001 (the "Letter Agreement") that settled matters related to certain loan and other transactions entered into between SJP and Encore in November 1999 (the "Loan Transaction").

         Encore collectively currently holds 4,203,207 shares of the Company's common stock (the "Current Holding"), or approximately 22% of the issued and outstanding shares. SJP has agreed that if at the time SJP has received an aggregate of $500,000 in capital infusions, the Current Holding (as adjusted for any stock splits, combinations, etc) constitutes less than 18% of the Company's then issued and outstanding shares of common stock, SLP shall issue Encore, collectively, a number of shares of common stock which when added to the Current Holding (as adjusted for any stock splits, combinations, etc) equals 18% of the Company's common stock outstanding as of the closing of the last capital infusion. In the event any such issuance occurs, the Company shall issue shares to the Opportunity Fund and the Strategic Fund pro rata, based on the percentage of the Opportunity Fund's and the Strategic Fund's collective common stock holdings that each of those entities currently hold. The term ` capital infusions' includes the receipt by the Company of any money in exchange for common stock, preferred stock, warrants and any securities convertible into the foregoing.

         In addition, Encore agrees to immediately release any UCC-1 or other liens or filings it has with respect to the Company's assets, immediately upon the receipt by the Company of the $500,000 in equity infusions.

         In exchange for the foregoing, Encore has agreed to release SJP from all claims related to the Letter Agreement, the Loan Transaction and any other dealings between SJP and Encore, which release is set forth below.

         Encore (as defined above), for itself and its successors and assigns, hereby releases, acquits and forever discharges SJP and its officers, directors, managers, employees, representatives, subsidiaries, affiliates, related entities, successors, and assigns, of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, accountings, or other liabilities, of whatever nature, known or unknown, which Encore may have against such persons or entities based on any actions or events which occurred prior to the date of this letter, including, but not limited to, those related to, or arising from, the Letter Agreement, the Loan Transaction or any other agreements or transactions entered into between the parties.

         Encore understands and agrees that all rights under Section 1542 of the Civil Code of the State of California are expressly waived by ENCORE and that ENCORE does so understanding and acknowledging the significance and consequences of such specific waiver. Such Section reads as follows:

                  "A General Release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor."


         Encore agrees to keep the terms and existence of this letter agreement confidential. The Company, however, will have the right to disclose the existence and terms of this agreement as required by applicable securities or other laws.

         Please acknowledge your agreement to these terms by countersigning the letter below and returning it to me via facsimile at (714) 901-8365.




Sincerely,




Albert Mardikian, Interim CEO


AGREED TO AND ACCEPTED BY:

Encore Capital Management, LLC


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JNC Opportunity Fund Ltd.


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JNC Strategic Fund Ltd.



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